SUB-DISTRIBUTION AGREEMENT
BY AND BETWEEN
QUASAR DISTRIBUTORS, LLC
AND
New Covenant Funds Distributor, Inc.

THIS AGREEMENT (“Agreement”) is made as of this 12th day of April 2008, by and between New Covenant Funds Distributor, Inc. (the “Distributor”), on behalf of each of its series listed on Schedule A, attached hereto, which may be amended from time to time, and Quasar Distributors, LLC, a Delaware limited liability company (the “Sub-Distributor”).

WHEREAS, the Distributor is the principal underwriter and distributor for each open-end management investment company and each respective series listed on Schedule B (each a “Fund”, collectively the “Funds”) of this Agreement; and

WHEREAS, the Distributor desires that its shares be permitted to be traded through Fund/SERV and participate in the Networking System (“Networking”) and any other relevant programs or services offered by the National Securities Clearing Corporation (“NSCC”) now and in the future; and

WHEREAS, the Sub-Distributor is currently a member of the NSCC and at the request of the Distributor, desires to assist the Distributor with expediting its trading in Fund/SERV and its participation in Networking.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Procedures

(a)         The Sub-Distributor agrees to permit the Distributor’s trading through Fund/SERV and participation in Networking through the Sub-Distributor’s NSCC membership, and such other programs and services as may be offered by NSCC as the parties may mutually agree, subject to the terms and conditions herein. Except as noted above, the Sub-Distributor is not responsible or liable for any distribution activities on behalf of the Distributor.

(b)         The Sub-Distributor shall enter into a Fund Member Additional Member Agreement with NSCC pursuant to which an additional number will be issued in conjunction with the Sub-Distributor’s NSCC activities on behalf of each portfolio listed on Schedule A hereto.  The Sub-Distributor shall in no way be deemed to act as a distributor or underwriter for the Funds through its sponsorship of the Distributor.  U.S. Bancorp Fund Services, LLC, (“USBFS”) in its role as transfer agent for the Funds or NSCC operational agent for Sub-Distributor, shall act as agent for the sole purposes of mutual fund settlement and Networking pursuant to the terms of the Transfer Agent Servicing Agreement by and between the Trust and USBFS.  USBFS shall only settle trades in U.S. Dollars.  The Distributor or its designee shall be responsible for any settlements with the NSCC transacted with non-U.S. dollars.

(c)         Upon the request of the Distributor and in reliance on the terms hereof, and in order to expedite the trading of the Distributor through NSCC and participation in Networking and any other relevant programs and services offered by NSCC as agreed to by the parties, the Sub-Distributor has agreed to guarantee the payment to NSCC of any and all fees and charges imposed by NSCC from time to time relating to the Distributor’s transactions with NSCC, and has assumed responsibility with respect to NSCC for all transactions in and all obligations and liabilities relating to the Distributor’s clearing number and participation in Networking.

(d)         This Agreement shall be effective as of the date hereof and shall continue in effect until terminated by either party upon 90 days written notice, with the exception that Section 3(b) and Section 3(c) will survive indefinitely the termination of the Sub-Distributor’s participation in NSCC on behalf of the Distributor.  It is understood that the Sub-Distributor may, in its sole discretion, and at any time, terminate any or all of its participation in NSCC on behalf of the Distributor.  In the event the Sub-Distributor elects to cease these services, it will provide prompt notice to the Distributor. Sub-Distributor will provide prompt notice to Distributor upon receipt of the Distributor’s NSCC membership number.  Notice(s) shall be sent to the respective address of each party listed below.  It is specifically agreed that the termination of this Agreement shall not affect the obligations of USBFS under the Transfer Agent Servicing Agreement.

2.           Duties and Representations of the Distributor.

(a)           The Distributor represents that it is duly organized and in good standing under the law of its jurisdiction of incorporation and registered as a broker-dealer.  The Distributor agrees that it will act in material conformity with its Articles of Incorporation, By-Laws, and, or its Registration Statement as may be amended from time to time and resolutions and other instructions of its Board.  The Distributor agrees to comply in all material respects with the 1933 Act, the 1940 Act, and all other applicable federal and state laws and regulations.  The Distributor represents and warrants that this Agreement has been duly authorized by all necessary action by the Distributor under the 1940 Act, state law and the Distributor’s Articles of Incorporation and By-Laws.

(b)           The Distributor shall take or cause to be taken all necessary action to register shares of the Funds under the 1933 Act and to maintain an effective Registration Statement for such shares in order to permit the sale of Shares as herein contemplated.

(c)           The Distributor represents and agrees that all shares to be sold by it are validly authorized and, when issued in accordance with the description in the Prospectus, will be fully paid and nonassessable.  The Distributor further agrees that it shall have the right to suspend the sale of shares of the Funds at any time in response to conditions in the securities markets or otherwise, and to suspend the redemption of shares of the Funds at any time permitted by the 1940 Act or the rules of the Securities and Exchange Commission (“SEC”).  The Distributor shall advise the Sub-Distributor promptly of any such determination.

(d)          The Distributor shall file such reports and other documents as may be required under applicable federal and state laws and regulations.

(e)          The Distributor agrees to file from time to time such amendments to its Registration Statement and Prospectus as may be necessary in order that its Registration Statement and Prospectus will not knowingly contain any untrue statement of material fact or knowingly omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)           The Distributor represents and warrants that its Registration Statement and any advertisements and sales literature of the Distributor (excluding statements relating to the Sub-Distributor and the services it provides that are based upon written information furnished by the Sub-Distributor expressly for inclusion therein) shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(g)             The Distributor represents and warrants that it will submit a wire transfer to USBFS relating to the transactions of the Distributor with the NSCC.  The wire transfer shall match the exact amount wired by Sub-Distributor to the NSCC relating to transactions of the Distributor.  In the event USBFS does not receive a wire transfer of the exact amount of the settlement from the Distributor at or prior to NSCC settlement, USBFS shall be entitled to receive interest upon any unpaid sum at prime rate.

3.         Payment of Charges, Expenses, Obligations; Liability

(a)         As compensation for the services performed and the expenses assumed by Sub-Distributor under this Agreement, Sub-Distributor shall be entitled to the fees and expenses set forth in Schedule A to this Agreement which are payable promptly after the last day of each month.  Such fees shall be paid to Sub-Distributor by the Distributor.

(b)         The Distributor shall indemnify, defend and hold harmless the Sub-Distributor and its affiliates from and against any and all actions, suits, claims, demands, losses, expenses, charges and liabilities whether with or without basis in fact or law (including the costs of investigating or defending any alleged actions, suits, claims, demands, losses, expenses, charges and liabilities) of any and every nature which the Sub-Distributor or its affiliates may sustain or incur or which may be asserted against the Sub-Distributor or its affiliates by any person arising directly or indirectly out of, resulting from, or in conjunction with the Sub-Distributor’s participation in Fund/SERV, Networking and any other relevant programs or services offered by the NSCC, now and in the future, on behalf of the Distributor; provided, however, that the Sub-Distributor shall not be indemnified against any actions, suits, claims, demands, losses, expenses, charges and liabilities to the extent arising out of the Sub-Distributor’s willful misfeasance, negligence or reckless disregard of its duties and obligations in participating in the foregoing on behalf of the Distributor.

(c)         the Sub-Distributor agrees to indemnify and hold harmless the Distributor and its affiliates from and against any and all actions, suits, claims, demands, losses, expenses, charges and liabilities resulting from any acts or failures to act undertaken or omitted to be taken by the Sub-Distributor through its bad faith, willful misconduct, negligence or reckless disregard by it of its obligations with respect to the performance of services under this Agreement.

(d)         The Distributor shall take all such actions as may reasonably be requested by the Sub-Distributor to implement the understandings described herein with respect to the Sub-Distributor’s activities with NSCC on behalf of the Distributor.

4.      Governing Law.

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder

5.	Arbitration.

Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure.  Any arbitration shall be conducted in Milwaukee, Wisconsin, and each arbitrator shall be from the securities industry.  Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

6.	Confidentiality.

The Sub-Distributor agrees on behalf of its employees to treat all records relative to the Distributor and prior, present or potential shareholders of the Distributor as confidential, and not to use such records for any purpose other than performance of the Sub-Distributor’s responsibilities and duties under this Agreement, except after notification and prior approval by the Distributor, which approval shall not be unreasonably withheld, and may not be withheld where the Sub-Distributor may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, when subject to governmental or regulatory audit or investigation, or when so requested by the Distributor.  Records and information which have become known to the public through no wrongful act of the Sub-Distributor or any of its employees, agents or representatives shall not be subject to this paragraph.

7.         Anti-Money Laundering Program.

Distributor represents and warrants that it has adopted an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the “PATRIOT Act,” and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the FINRA or any other applicable self-regulatory organization (collectively, “AML Rules and Regulations”). Distributor further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine Distributor’s AML books and records.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written

Quasar Distributors, LLC
(the “Sub-Distributor”)

By: /s/ James Schoenike
James Schoenike, President
615 East Michigan Street
Milwaukee, WI 53202

New Covenant Funds Distributor, Inc.
(“Distributor”)

By: /s/Joseph L. Heintzman
Vice President

Schedule A
to
NSCC Agreement
by and between
Quasar Distributors, LLC and
New Covenant Funds Distributor, Inc.
NSCC Sub-Distribution Annual Services

$[_____] per month

Fees are billed monthly

Plus out-of-pocket expenses for all future proposals
Out-of-pocket expenses include bank charges, wire charges, NSCC charges

Schedule B
PORTFOLIOS

Name of Series	Date Added
New Covenant Growth Fund	on or about April 12, 2008
New Covenant Balanced Growth Fund	on or about April 12, 2008
New Covenant Income Fund	on or about April 12, 2008
New Covenant Balanced Income Fund	on or about April 12, 2008